As filed with the Securities and Exchange Commission on November 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MediaAlpha, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1854133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 South Flower Street, Suite 640

Los Angeles, California 90017

(213) 316-6256

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MediaAlpha, Inc. 2020 Omnibus Incentive Plan

Amended and Restated QL Holdings LLC Class B Restricted Unit Plan

QL Holdings LLC Class B Restricted Unit Plan

(Full title of the plan)

Lance Martinez

General Counsel and Secretary

MediaAlpha, Inc.

700 South Flower Street, Suite 640

Los Angeles, California 90017

Telephone: (213) 316-6256

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Daniel Haaren, Esq.

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Telephone: (212) 474-1322

Telecopy: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)(2)	Amount to be Registered (3)	Proposed Maximum Offering Price per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
Class A common stock, par value $0.01 per share	14,505,989	$35.85	$520,039,706	$56,736.33

(1)

This registration statement (“Registration Statement”) covers an aggregate of 12,506,550 shares of Class A common stock, par value $0.01 per share (“Class A common stock”), of MediaAlpha, Inc. (the “Company” or the “Registrant”) available for issuance under the MediaAlpha, Inc. 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), including 4,808,819 shares of Class A common stock available for issuance with respect to the restricted stock unit awards granted in connection with the Company’s initial public offering and described under the caption “Executive compensation” in the final prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act on October 29, 2020, in connection with the Company’s registration statement on Form S-1 (File No. 333-249326), as amended. On October 27, 2020, the Company’s sole stockholder approved the adoption of the Omnibus Incentive Plan. In addition, this registration statement covers the resale of 1,999,439 shares of our Class A common stock that have been previously issued to the selling shareholders named in this registration statement (the “Selling Shareholders”) pursuant to the Amended and Restated QL Holdings LLC Class B Restricted Unit Plan or the QL Holdings LLC Class B Restricted Unit Plan (together, the “Restricted Unit Plans”).

(2)

Shares of Class A common stock of the Company surrendered or tendered to the Company to pay the exercise price or purchase price of an award or to satisfy tax withholding with respect to an award will be available for future grants of awards under the Omnibus Incentive Plan.

(3)

Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the Omnibus Incentive Plan or the Restricted Unit Plans pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock.

(4)

Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low selling price per share of Class A common stock of the Company on November 2, 2020, as reported by the New York Stock Exchange.

(5)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

This registration statement is filed by the Company for the purpose of registering (i) 12,506,550 shares of Class A common stock available for issuance under the Omnibus Incentive Plan, including 4,808,819 shares of Class A common stock available for issuance with respect to the restricted stock unit awards granted in connection with the Company’s initial public offering and described under the caption “Executive compensation” in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on October 29, 2020, in connection with the Company’s registration statement on Form S-1 (File No. 333-249326), as amended, and (ii) for purposes of resale or reoffer thereof, 1,999,439 shares of Class A common stock previously issued to certain current and former directors, officers and other employees of the Company named in this registration statement pursuant to the Restricted Unit Plans.

This registration statement contains two parts, Part I and Part II.

The first part, Part I, contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales on a continuous or delayed basis of certain of those shares referred to above that constitute “control securities” or “restricted securities”, within the meaning of the Securities Act, by certain of the Company’s stockholders consisting of current and former directors, officers and other employees, previously issued to them pursuant to the Restricted Unit Plans. In addition, certain information relating to future issuances under the Omnibus Incentive Plan is omitted from Part I, as further described below in the next paragraph and under the heading “Item 1. Plan Information”.

Part II contains information required to be set forth in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the Omnibus Incentive Plan information specified by Part I of Form S-8 is not required to be filed with the Commission.

The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information in Part I relating to the Omnibus Incentive Plan will be sent or given to participants in the Omnibus Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Section 10(a) Prospectus”) in respect of future issuances under the Omnibus Incentive Plan.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Omnibus Incentive Plan, will be made available without charge by contacting the General Counsel, MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017.

Reoffer Prospectus

1,999,439 Shares

MediaAlpha, Inc.

Class A Common Stock, Par Value $0.01 Per Share

This reoffer prospectus relates to 1,999,439 shares of Class A common stock (the “Shares”), par value $0.01 per share, of MediaAlpha, Inc., a Delaware corporation (the “Company”), that may be offered from time to time by certain selling shareholders named in this reoffer prospectus (the “Selling Shareholders”). Each of the Selling Shareholders acquired such Shares pursuant to the Amended and Restated QL Holdings LLC Class B Restricted Unit Plan or the QL Holdings LLC Class B Restricted Unit Plan (together, the “Restricted Unit Plans”) prior to the date of the initial public offering of the Company, which was consummated on October 30, 2020.

The Selling Shareholders may sell the Shares directly, or may sell them through brokers or dealers. The Company will not receive any of the proceeds from sales made under this reoffer prospectus. The Company is paying the expenses incurred in registering these Shares, but all selling and other expenses incurred by each of the Selling Shareholders will be borne by that Selling Shareholder.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “MAX.” On November 6, 2020, our closing price on the NYSE was $46.02 per share.

Investing in our Class A common stock involves risks. Please see the information described under “Risk Factors” on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is November 9, 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this reoffer prospectus. You must not rely on any unauthorized information or representations. This reoffer prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this reoffer prospectus is current only as of its date.

As used in this reoffer prospectus, unless the context otherwise indicates, any reference to “MediaAlpha,” “our Company,” the “Company,” “we,” “us,” and “our” refers to (1) QL Holdings LLC prior to the completion of the initial public offering and (2) MediaAlpha, Inc., the issuer of the Shares, together with its consolidated subsidiaries, including QL Holdings LLC, after the completion of the initial public offering. QL Holdings LLC has owned all of our operating assets and all of our business since inception.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements. We believe that these factors include but are not limited to those described under “Risk Factors” in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on October 29, 2020. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this reoffer prospectus.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in, or incorporated by reference into, this reoffer prospectus and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire reoffer prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes and other documents incorporated by reference into this reoffer prospectus, before making an investment decision.

CERTAIN DEFINITIONS

As used in this reoffer prospectus:

•	“Consumer Referral” means any consumer click, call or lead purchased by a buyer on our platform.

•	“Consumers” and “customers” refer interchangeably to end consumers. Examples include individuals shopping for insurance policies.

•	“Digital consumer traffic” refers to visitors to the mobile, tablet, desktop and other digital platforms of our supply partners, as well as to our proprietary websites.

•	“Direct-to-consumer” or “DTC” means the sale of insurance products or services directly to end consumers, without the use of retailers, brokers, agents or other intermediaries.

•	“Distributor” means any company or individual that is involved in the distribution of insurance, such as an insurance agent or broker.

•	“High-intent” consumer or customer means an in-market consumer that is actively browsing, researching or comparing the types of products or services that our partners sell.

•	“InsurTech” means insurance technology.

•	“Inventory,” when referring to our supply partners, means the volume of Consumer Referral opportunities.

•	“Lifetime value” or “LTV” is a type of metric that many of our business partners use to measure the estimated total worth to a business of a customer over the expected period of their relationship.

•	“NAIC” means the National Association of Insurance Commissioners.

•

“Open platform” refers to one of our two business models. In open platform transactions, we have separate agreements with demand partners and suppliers. We earn fees from our demand partners and separately pay a revenue share to suppliers and a fee to Internet search companies to drive consumers to our proprietary websites.

•	“Partner” refers to a buyer or seller on our platform, also referred to as “demand partners” and “supply partners,” respectively.

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“Demand partner” refers to a buyer on our platform. As discussed under “Business—Our target audience,” our demand partners are generally insurance carriers and distributors looking to target high-intent consumers deep in their purchase journey.

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“Supply partner” or “supplier” refers to a seller to our platform. As discussed under “Business—Our target audience,” our supply partners are primarily insurance carriers looking to maximize the value of non-converting or low LTV consumers, and insurance-focused research destinations looking to monetize high-intent consumers.

•

“Private platform” refers to one of our two business models. In private platform transactions, demand partners and suppliers contract with one another directly and leverage our platform to facilitate transparent, real-time transactions utilizing the reporting and analytical tools available to them from use of our platform. We charge a fee based on the Transaction Value of the Consumer Referrals sold through private platform transactions.

•

“Proprietary” means, when used in reference to our properties, the websites and other digital properties that we own and operate. Our proprietary properties are a source of Consumer Referrals on our platform.

•	“Transaction Value” means the total gross dollars transacted by our partners on our platform.

•	“Vertical” means a market dedicated to a specific set of products or services sold to end consumers. Examples include property & casualty insurance, life insurance, health insurance, and travel.

•	“Yield” means the return to our sellers on their inventory of Consumer Referrals sold on our platform.

OUR COMPANY

Our mission is to help insurance carriers and distributors target and acquire customers more efficiently and at greater scale through technology and data science. Our technology platform brings leading insurance carriers and high-intent consumers together through a real-time, transparent, and results-driven ecosystem. We believe we are the largest online customer acquisition channel in our core verticals of property & casualty insurance, health insurance, and life insurance, supporting over $1 billion in Transaction Value across our platform over the last two years.

We believe in the disruptive power of transparency. Traditionally, insurance customer acquisition platforms operated in a black box. We recognized that a consumer may be valued differently by one insurer versus another; therefore, insurers should be able to determine pricing granularly based on the value that a particular customer segment is expected to bring to their business. As a result, we developed a technology platform that powers an ecosystem where buyers and sellers can transact with full transparency, control, and confidence.

We have multi-faceted relationships with top-tier insurance carriers and distributors. A buyer or a demand partner within our ecosystem is generally an insurance carrier or distributor seeking to reach high-intent insurance consumers. A seller or a supply partner is typically an insurance carrier looking to maximize the value of non-converting or low LTV consumers, or an insurance-focused research destination looking to monetize the high-intent insurance shoppers on their websites. Our model’s versatility allows for the same insurance carrier to be both a demand and supply partner, which deepens the partner’s relationship with us. In fact, it is this supply partnership that presents insurance carriers with a highly differentiated monetization opportunity, enabling them to capture revenue from website visitors who either do not qualify for a policy or otherwise may be more valuable as a potential referral to another carrier.

For the twelve month period ended June 30, 2020, we had 15 of the top 20 largest auto insurance carriers by customer acquisition spend as demand partners on our platform, accounting for 39.6% of our revenue. Of these demand partners, 66.7% were also supply partners in our ecosystem. On a monthly basis, an average of 25.6 million consumers shop for insurance products through the websites of our diversified group of supply partners and our proprietary websites, driving an average of over 5.9 million Consumer Referrals on our platform for the twelve month period ended June 30, 2020.

We believe our technology is a key differentiator and a powerful driver of our performance. We maintain deep, custom integrations with partners representing the majority of our Transaction Value to enable automated, data-driven processes that optimize our partners’ customer acquisition spend and revenue. Through our platform, our insurance carrier partners can target and price across over 35 separate consumer attributes to manage customized acquisition strategies. We enable our insurance partners to target consumers based on a precise calculation of the expected lifetime value to that partner and to make real-time, automated customer acquisition decisions through a combination of granular price management tools and robust predictive analytics capabilities.

We built our business model to align the interests of all parties participating on our platform. We generate revenue by earning a fee for each Consumer Referral sold on our platform. Our revenue is not contingent on the sale of an insurance product to the consumer.

We designed our business model to be capital efficient, with high operating leverage and cash flow conversion. Since inception, we have funded our growth through internally generated cash flow with no outside primary capital. Our strong cash flow generation is driven by (i) the nature of our revenue model, which is fee based and generated at the time a Consumer Referral is sold, and (ii) our proprietary technology platform, which is highly scalable and requires minimal capital expenditure requirements ($0.1 million for the year ended December 31, 2019 and $0.1 million for the six month period ended June 30, 2020).

The foundation of our success is our company culture. Personal development is critical to our team’s engagement and retention, and we continually invest to support our core values of open-mindedness, intellectual curiosity, candor, and humility. This has resulted in a growth-minded team, with exceptionally low turnover, committed to building great products and the long-term success of our partners.

We are poised to capitalize on the expected growth in our core insurance verticals and the continued shift in these markets to direct, digital distribution. We aim to drive deeper adoption and integration of our platform within the insurance ecosystem to continue delivering strong results to our partners. While our focus remains on insurance, we plan to continue to grow opportunistically in sectors with similar market dynamics.

OUR MARKET OPPORTUNITY

Insurance is one of the largest industries in the United States, with attractive growth characteristics and market fundamentals. Insurance companies wrote over $2 trillion in premiums in 2019, and the industry grew at a 6% CAGR from 2017 through 2019, according to the NAIC. Demand for insurance products is stable, due to, in many instances, coverage being mandatory by law (for example, auto insurance) or federally subsidized (for example, senior health insurance). The industry as a whole is highly competitive and invests heavily in customer acquisition. Total customer acquisition spend in the insurance industry was approximately $144 billion in 2019, representing year over year growth of approximately 6%, according to S&P Global Market Intelligence.

Our technology platform was created to serve and grow with our insurance end markets. As such, we believe secular trends in the insurance industry will continue to provide strong tailwinds for our business.

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Direct-to-consumer is the fastest growing insurance distribution channel. In the auto insurance industry, there are direct-to-consumer carriers (such as Progressive and GEICO) and more traditional, agent-based carriers (such as Liberty Mutual and Nationwide). DTC carriers accounted for approximately 30% of industry premiums in 2018, up from approximately 23% in 2013, according to S&P Global Market Intelligence. This industry shift to more direct distribution is accelerating. According to J.D. Power, GEICO and Progressive captured nearly 84% of premium growth within the auto insurance industry in 2019. This growth is largely driven by their outsized investments, relative to peers, in direct customer acquisition channels. According to S&P Global Market Intelligence, GEICO’s customer acquisition spend increased from $0.9 billion in 2017 to $1.7 billion in 2019, representing 82% growth, and Progressive’s customer acquisition spend increased from $1.5 billion in 2017 to $1.9 billion in 2019, representing 28% growth. Traditional, agent-based carriers have responded by investing more heavily in direct customer acquisition efforts themselves, as well as launching digital brands (such as Nationwide and Spire), acquiring digital agencies (such as Prudential and AssuranceIQ), or acquiring digital insurers (such as Allstate and Squaretrade). At the same time, a number of personal lines InsurTech companies have entered the space to capitalize on this shift (such as Root, Lemonade, and Hippo).

Similarly, tech-enabled distribution businesses focused on health and life insurance, such as eHealth, GoHealth, and SelectQuote, have also emerged in recent years, with revenue growth in excess of 40% in 2019. These companies advertise and acquire customers primarily through digital means and rank among the largest distribution platforms for health and life insurance products.

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More insurance consumers are shopping online. Consumers are increasingly using the internet not just for research and price discovery but to purchase insurance as well. The J.D. Power 2020 U.S. Insurance Shopping Study suggests that 90% of consumers are open to purchasing their auto insurance online. A decade ago, 35% of consumers who had not made an online auto insurance policy purchase in the past said they would consider doing so in the future, according to the Comscore 2010 Online Auto Insurance Shopping Report. This shift is not only prevalent among younger insurance shoppers. According to LexisNexis Insurance Demand Meter, consumers 56 and older are the fastest growing online auto insurance shoppers in the first quarter of 2020. This older demographic is also going online for health information. According to BMC Health Services Research, 63% of people age 65 and older had obtained health information from a website in 2013.

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Insurance customer acquisition spending is growing. Total insurance customer acquisition spending in 2019 totaled $144 billion, up 6% over the previous year, according to S&P Global Market Intelligence. In fact, two of the top three most-advertised brands in the U.S. across traditional and online channels are insurance companies—Progressive and GEICO. Progressive’s customer acquisition spend grew approximately 29% year over year to nearly $1.7 billion in 2019, while GEICO’s customer acquisition spend grew almost 12% to nearly $2 billion in the same period. In the face of such aggressive spending and customer acquisition by DTC insurance carriers such as Progressive and GEICO, agent-based carriers are compelled to spend heavily to remain competitive.

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Digital customer acquisition spending by insurers has plenty of headroom. According to William Blair, insurance carriers lag in customer acquisition spend in terms of percentage of budget allocated to digital. While the advertising industry as a whole now aligns its allocation of digital dollars with consumers’ time spent online (56% respectively in 2019), insurers allocate only 20-25% of their budgets to digital channels. Even category-leader Progressive is estimated to allocate only 30% of its budget to digital. William Blair further estimates that digital spend by the insurance industry is expected to grow at a 24% CAGR over the next six years, reaching approximately $16 billion by 2025, representing 31% of overall customer acquisition budgets.

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Carriers and distributors are increasingly focused on optimizing customer acquisition budgets. Mass-market customer acquisition spend is becoming more costly, leading carriers and distributors to increasingly focus on optimizing customer acquisition spend. They are able to do so by adopting the more sophisticated customer acquisition strategies enabled by data science. A significant percentage of marketers believe the inability to measure customer acquisition impact across channels and campaigns is one of their biggest challenges in demonstrating customer acquisition performance. We believe there is growing demand for improved transparency of Consumer Referral quality, for carriers to secure higher quality Consumer Referrals online, and for the ability to manage consumer acquisition spend across multiple vendors. A survey by CMO in February 2020 reported that marketing analytics spending is expected to increase by 56% in the next three years.

MediaAlpha is poised to capitalize on these trends. We believe we provide one of the leading technology platforms that enables insurance carriers and distributors to efficiently acquire customers online at scale. Our platform allows buyers to target consumers granularly and to determine their pricing based on how they value various consumer segments. Buyers leveraging our predictive analytics and data science capabilities make value-maximizing decisions on how to acquire customers. This results in greater customer acquisition efficiency and better return on investment, allowing us to attract more buyers into the ecosystem. Simultaneously, we provide our supply partners the insights and tools they need to drive competition for their high-intent consumers and maximize yield, which draws more supply partners into the ecosystem, providing our buyers with even more high-quality demand sources. As both demand and supply partners begin to see the benefits of the platform, we deepen our relationships with them through additional integrations that drive more data into the platform. All of this creates the powerful “flywheel” effect that has propelled our business forward as a result of the value created within our ecosystem.

OUR TARGET AUDIENCE

Our buyers: Our demand partners are insurance carriers and distributors looking to target high-intent consumers deep in their purchase journey. Repeat buyers continue to be a strong driver of our growth, with 96.8% of our Transaction Value for 2019 driven by repeat buyers from 2018 (with Transaction Value from such repeat buyers increasing 35.6% in 2019) and 99.3% of our Transaction Value for the six month period ended June 30, 2020 driven by repeat buyers from 2019. Annual spend per demand partner on our platform who contribute over $1 million in Transaction Value annually has continued to increase from $5.0 million in 2018 to $6.0 million in 2019 and further to $7.7 million for the twelve months ended June 30, 2020.

Our value proposition for buyers

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Efficiency at scale. We believe we operate the insurance industry’s largest customer acquisition platform, delivering the volume insurance companies need to drive meaningful business results, while also providing precise targeting capabilities to ensure they connect with the right prospects. We believe this gives our demand partners the ability to realize greater efficiencies relative to other customer acquisition channels.

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Granular and transparent control. Our platform allows for real-time, granular control and full-source transparency with every buying and pricing decision. We believe this gives our buyers the flexibility they need to realize favorable lifetime value relative to customer acquisition costs to maximize their revenue opportunities.

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Unparalleled partnership. With a fully managed service option, custom integrations, and industry-leading technology, we are dedicated to providing long-term value to our buyers’ businesses. We have designed our platform to put the best interests of our partners first, fostering a healthy ecosystem within which buyers can transact with confidence.

Our Sellers: Our supply partners use our platform to monetize their digital consumer traffic. Our supply partners are primarily insurance carriers looking to maximize the value of non-converting or low LTV consumers, and insurance-focused research destinations looking to monetize high-intent customers. Repeat sellers continue to be a strong driver of our growth, with 95.7% of our Transaction Value for 2019 driven by repeat sellers from 2018 (with Transaction Value from such repeat sellers increasing 28.7% in 2019) and 99.7% of our Transaction Value for the six month period ended June 30, 2020 driven by repeat sellers from 2019. Annual spend per supply partner who contribute over $1 million in Transaction Value annually on our platform has continued to increase from $6.5 million in 2018 to $7.8 million in 2019 and further to $9.0 million for the twelve month period ended June 30, 2020.

Our value proposition for sellers

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Yield maximization. Our proprietary technology platform provides sellers with a suite of optimization tools, as well as inventory and buyer management features that maximize competition for, and yield from, their high-intent consumers.

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Predictive analytics. Through our platform’s advanced predictive analytics features, sellers can assess conversion probabilities and expected customer LTV for every consumer in real time. We believe the integration of these data science models with our sellers’ user experience decision engines is a unique differentiator of our business.

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Real-time insights. We provide our sellers with unique data as to the type of consumer segments each buyer values. By providing in-depth reporting and real-time, granular insights, our sellers have the ability to continuously optimize their own customer acquisition and monetization decisions.

Our End Consumers: Our end consumers are primarily high-intent, online insurance shoppers. Due to the broad participation of top-tier insurance carriers within our ecosystem, consumers are able to more efficiently navigate a range of options and offers relevant to their policy searches. Through June 30, 2020, an average of 25.6 million consumers shopped for insurance products monthly through the websites of sellers on our platform and our proprietary websites.

Our value proposition for end consumers

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Search relevancy. By enabling insurance carriers and distributors to apply sophisticated targeting, we facilitate the delivery of hyper-relevant product options to our end consumers based on consumer-provided demographics and other relevant characteristics. We believe this improves the overall research and purchase experience and allows our end consumers to make better real-time decisions.

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Shopping efficiency. We facilitate access to the most relevant products for each respective end consumer, allowing for minimal research and maximum efficiency, through an omni-channel, seamless consumer platform experience. We enable consumers to comparison shop and interact with insurance carriers and distributors through multiple mediums, including directly online or offline.

Corporate Information

We were incorporated in Delaware on July 9, 2020 under the name MediaAlpha, Inc. to serve as a holding company for our business subsidiaries, including QL Holdings LLC and our principal operating subsidiary QuoteLab, LLC, both of which were organized in Delaware on March 7, 2014. Our principal executive offices are located at 700 South Flower Street, Suite 640, Los Angeles, CA 90017, and our telephone number at that address is (213) 316-6256. Our website address is www.mediaalpha.com. Information contained on our website is not incorporated by reference into this reoffer prospectus, and you should not consider information contained on our website to be part of this reoffer prospectus or in deciding whether to purchase shares of our Class A common stock.

RISK FACTORS

Investing in shares of our Class A common stock involves risks. Before making a decision to invest in shares of our Class A common stock, investors are urged to review the risk factors set forth under the caption “Risk Factors” in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on October 29, 2020, in connection with the Company’s registration statement on Form S-1 (File No. 333-249326), as amended, which is incorporated in this reoffer prospectus by reference, and the Company’s other public filings made with the Commission, including those made after the date of this reoffer prospectus.

USE OF PROCEEDS

If shares of our Class A common stock are resold by the Selling Shareholders, we will not receive any proceeds from such sale. The shares will be offered for the respective accounts of the Selling Shareholders. See the sections titled “Selling Shareholders” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell the shares of our Class A common stock issued to them from time to time at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

SELLING SHAREHOLDERS

This reoffer prospectus relates to shares of our Class A common stock which may from time to time be offered and sold by the Selling Shareholders named below who have acquired such shares of common stock under the Restricted Unit Plans. The following table sets forth: (1) the name and relationship to the Company of the Selling Shareholder; (2) the percentage of shares of our Class A common stock each Selling Shareholder beneficially owned as of November 9, 2020; (3) the number of shares of our Class A common stock acquired by each Selling Shareholder pursuant to the Restricted Unit Plans and being registered under this registration statement, some or all of which shares may be sold pursuant to this reoffer prospectus; and (4) the number of shares of Class A common stock and the percentage, if 1% or more, of the total Class A common stock outstanding to be beneficially owned by each Selling Shareholder following this offering.

Because the Selling Shareholders may from time to time offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering. For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this reoffer prospectus as of the date of this reoffer prospectus will be sold by the Selling Shareholders.

As of November 9, 2020, there were 33,169,141 shares of our Class A common stock outstanding.

The inclusion in this table of the individuals named therein shall not be deemed to be an admission that any such individuals are “affiliates” of the Company.

Selling Stockholder and Principal Position with the Company	Percent of Shares of Class A Common Stock Beneficially Owned (1)	Shares of Class A Common Stock Covered by This Reoffer Prospectus (2)	Shares of Class A Common Stock Beneficially Owned After This Offering
			Number	Percent
Adrian Nam Director, Media Operations	*	49,407	49,407	*
Andy Soltani Senior Director, Business Analytics	*	118,027	118,027	*
Anna Goranson Director, People Operations	*	65,722	65,722	*
Anthony Eccher Director, Supply Partnerships	*	64,706	64,706	*
Ben Safran Senior Director, Accounting and Financial Reporting	*	70,800	70,800	*
Christina Mahoney Director, Supply Partnerships	*	49,291	49,291	*
Cindy Madden Director, Demand Partnerships	*	48,317	48,317	*
Colin Quigley Director, Demand Partnerships	*	49,291	49,291	*
Cort Carlson Vice President, Corporate Controller	*	38,776	38,776	*
Erick Louie Engineer	*	28,247	28,247	*
Erika Richardson Director, Demand Partnerships	*	51,548	51,548	*
Gregory Picard Director, Supply Partnerships	*	65,426	65,426	*
Harvey Taylor Senior Account Manager, Demand Partnerships	*	25,986	25,986	*
James Kosta	*	65,906	65,906	*
John Tomlinson Director, Supply Partnerships	*	48,317	48,317	*
Jonathan Doroski Director, Demand Partnerships	*	49,291	49,291	*
Justin Fleming Senior Financial Analyst	*	30,216	30,216	*

Louise Rasho Director, Marketing	*	51,787	51,787	*
Melissa Rosno Senior Director, Demand Partnerships	*	120,014	120,014	*
Randy Pensinger Senior Software Engineer	*	99,898	99,898	*
Sarah Graves Director, Demand Partnerships	*	75,832	75,832	*
Sean Galusha Senior Director, Supply Partnerships	*	91,153	91,153	*
Sean Mccue Director, Program Management	*	62,907	62,907	*
Sergiy Zuban Senior Software Engineer	*	82,247	82,247	*
Shant Aroch Director, Media Buying	*	49,291	49,291	*
Tawny Graham Director, Demand Partnerships	*	69,370	69,370	*
Thommy Guerrero Director, Finance	*	76,394	76,394	*
Tigran Mekikian Senior Director, Demand Partnerships	*	89,352	89,352	*
Tony Leung Director, Yield Optimization	*	49,291	49,291	*
Wu Tsung (Kai) Kao Senior Software Engineer	*	70,783	70,783	*
Yanfei Shao Software Engineer	*	36,092	36,092	*
Yousef Noor Manager, Front-End Software	*	55,754	55,754	*

*	Less than 1% of shares of our Class A common stock outstanding assuming the sale of none of the shares offered under this registration statement.

(1)

As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding or otherwise has or shares (i) the power to vote or direct the voting of such security or (ii) investment power, which includes the power to dispose or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of a security, if that person has the right to acquire beneficial ownership of such security within 60 days.

(2)

Includes the number of shares of our Class A common stock that each Selling Shareholder has previously acquired under the Restricted Unit Plans, some or all of which may be sold from time to time under to this reoffer prospectus.

Unnamed non-affiliates of the Company, each of whom may sell up to the lesser of 1,000 shares of Class A common stock or 1% of the shares of Class A common stock issued under the Restricted Unit Plans, may use this reoffer prospectus for reoffers and resales.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Shareholders to offer for sale and sell all or a portion of their shares acquired pursuant to the Restricted Unit Plans. The Selling Shareholders may sell the shares of Class A common stock offered under this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Shareholders can presently estimate the amount of this compensation.

The Class A common stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on the New York Stock Exchange.

The aggregate proceeds to the Selling Shareholders from the sale of the Class A common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our Class A common stock is approved for listing on the NYSE.

Selling Shareholders and any broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act.

Shares to be offered or resold by means of this reoffer prospectus by the Selling Shareholders may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

EXPERTS

The financial statements of MediaAlpha, Inc. as of August 31, 2020 and for the period from inception (July 9, 2020) to August 31, 2020 incorporated in this reoffer prospectus by reference to MediaAlpha, Inc.’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 29, 2020, in connection with the Company’s Form S-1, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of QL Holdings LLC as of December 31, 2019 and 2018 and for the years then ended incorporated in this reoffer prospectus by reference to MediaAlpha, Inc.’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 29, 2020, in connection with the Company’s Form S-1, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statement of Guilford Holdings, Inc. as of October 20, 2020 incorporated in this reoffer prospectus by reference to MediaAlpha, Inc.’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 29, 2020, in connection with the Company’s Form S-1, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. In addition, our amended and restated certificate of incorporation provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty, except as required by applicable law, as in effect from time to time.

We have entered into customary indemnification agreements with our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is no pending litigation or proceeding involving any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file reports, proxy statements and other information with the SEC. All such filings are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at www.sec.gov. A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to the General Counsel, MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Commission by the Company pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Company’s final prospectus filed with the Commission pursuant to Rule  424(b) promulgated under the Securities Act on October  29, 2020, in connection with the Company’s registration statement on Form S-1 (File No. 333-249326), as amended;

(b)

the description of the Company’s Class A common stock contained in the Company’s registration statement on Form S-1 (File No. 333-249326), as amended on October  20, 2020, October 21, 2020 and October 23, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

This Registration Statement does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

1,999,439 Shares

MediaAlpha, Inc.

Class A Common Stock, Par Value $0.01 Per Share

REOFFER PROSPECTUS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on October 29, 2020, in connection with the Company’s registration statement on Form S-1 (File No. 333-249326), as amended;

(b)

the description of the Company’s Class A common stock contained in the Company’s registration statement on Form S-1 (File No. 333-249326), as amended on October 20, 2020, October 21, 2020 and October 23, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

This Registration Statement does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

In addition, the Underwriting Agreement, filed as Exhibit 1.1 on Form 8-K (file No. 001-39671) filed on November 2, 2020, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

The Company entered into customary indemnification agreements with its directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

The shares being reoffered and resold pursuant to the reoffer prospectus included herein were issued pursuant to the Restricted Stock Unit Plan and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 8. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of MediaAlpha, Inc. (incorporated by reference to Exhibit 3.1 on Form 8-K (File No. 001-39671) filed on November 2, 2020).

3.2	Amended and Restated Bylaws of MediaAlpha, Inc. (incorporated by reference to Exhibit 3.2 on Form 8-K (File No. 001-39671) filed on November 2, 2020).

4.1	MediaAlpha, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 on Form 8-K (File No. 001-39671) filed on November 2, 2020).

4.2*	QL Holdings LLC Class B Restricted Unit Plan.

4.3	Amended and Restated QL Holdings LLC Class B Restricted Unit Plan (incorporated by reference to Exhibit 10.7 on Form S-1 (Registration No. 333-249326) filed on October 5, 2020).

5.1*	Opinion of Cravath, Swaine & Moore LLP, regarding validity of the shares of Class A common stock registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, in the State of California, on November 9, 2020.

MEDIAALPHA, INC.

By:	/s/ Lance Martinez
Lance Martinez
General Counsel & Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Lance Martinez and Tigran Sinanyan, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granted unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on November 9, 2020.

Signature	Title	Date

/s/ Steven Yi Steven Yi	Chief Executive Officer, President and Director (Principal Executive Officer)	November 9, 2020

/s/ Eugene Nonko Eugene Nonko	Chief Technology Officer and Director	November 9, 2020

/s/ Tigran Sinanyan Tigran Sinanyan	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 9, 2020

/s/ Kathy Vrabeck Kathy Vrabeck	Director	November 9, 2020

/s/ Anthony Broglio Anthony Broglio	Director	November 9, 2020

/s/ Christopher Delehanty Christopher Delehanty	Director	November 9, 2020

/s/ David Lowe David Lowe	Director	November 9, 2020

/s/ Jennifer Moyer Jennifer Moyer	Director	November 9, 2020

/s/ Lara Sweet Lara Sweet	Director	November 9, 2020

/s/ Venmal (Raji) Arasu Venmal (Raji) Arasu	Director	November 9, 2020